Exhibit 99.2

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

David Chung, Vice President, dMY Technology Group VI

Welcome to the call as we discuss the combination of dMY Technology Group VI and Rain Enhancement Technologies. My name is David Chung and I am Vice President at dMY VI and I am expected to serve as Chief Strategy Officer at Rain Enhancement Technologies following the combination – which we will refer to as ‘Rainwater Tech’ throughout our call today. I am joined today by Niccolo de Masi, CEO of dMY VI, and Mike Nefkens, CEO of Rainwater Tech.

During today’s call, we will discuss Rainwater Tech’s business outlook and make forward-looking statements. These comments are based on our expectations as of today. Actual events or results could differ materially due to a number of risks and uncertainties, including those mentioned in our most recent filings with the SEC.

I am pleased to now turn it over to Niccolo de Masi, CEO of dMY VI.

Niccolo de Masi, Chief Executive Officer, dMY Technology Group VI

Hello everyone and thank you for joining us today. I am Niccolo de Masi, CEO of dMY VI. We are delighted to be sponsoring water technology company Rainwater Tech onto the NYSE via its business combination with dMY VI. Rainwater Tech’s technology is aimed at generating more rain in targeted areas, is anticipated to be set up in the next two quarters, will require no chemical pollutants for the technology used to enhance rain, and is expected to be fully operable off the grid far from the coast.

As shown in the video accompanying our announcement today, increasing water scarcity challenges are seen in nearly every populated area on the globe. In the United States alone, we have many cities and industries battling severe water shortages – and some communities without access to potable water at all. Europe is experiencing a 500-year drought. The Mississippi River is at levels so low that cargo transportation is impaired or even prevented. Hydroelectric, thermal power, and nuclear power stations are not operating at full capacity on both sides of the Atlantic due to water scarcity.

Crop yields are adversely impacted with inadequate access to water. Forest fires disrupt whole states, and unravel centuries of natural carbon capture. Access to potable water has become a social justice issue in developed and developing countries alike.

Global corporations are also directly feeling the impact of water scarcity – as water plays a central role in cooling the data centers that power the cloud.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

There is no backup alternative to water. As world events have unfolded over the past year, we have seen water’s elemental role in human and animal survival, food inflation, supply chain disruption, and energy. According to the U.S. Bureau of Labor Statistics, water inflation over the past decade has accelerated compared to other vital commodities – and its consumption is capped in many communities worldwide. I was originally born in California and still remember when people didn’t think twice about watering the backyard. It was only a decade ago that the central valley in California was still able to grow food far and wide. Aquifer after aquifer has run low, dry, or even collapsed.

The world’s population is expected to rise by another billion by the end of this decade. Water caps and subsidies are already difficult policies to implement and will likely prove unsustainable long term. Unless our current trajectory is changed soon, it is unfortunately not difficult to envisage a society that develops both grey and black markets for water, as well as dramatic price upswings.

Alternative technologies to increase our water tables possess considerable challenges and over the past few decades have largely failed to prevent water scarcity from developing all across America and Western Europe. Desalination is slow to build out, extremely energy intense, costly, generates waste brine requiring careful handling, and requires extensive transportation to reach communities not on the coast. Chemical cloud seeding requires dumping chemical pollutants into our clouds, scrambling planes at short notice, and is also energy intense and expensive per metric ton of water generated.

dMY VI is partnering with world class pioneering scientists, entrepreneurs and proven public company leaders to help our country rebuild our water table. Regardless of its causes or trajectory, climate adaptation is a must for all of us, and water is at the heart of nearly every dimension of our ability to adapt.

Rainwater Tech is led by its co-founder, veteran public company CEO, Mike Nefkens, who previously ran the public industrial conglomerate Resideo Technologies and also HP Services – a $20 billion dollar, 100,000 person organization. Mike has a compelling vision he will share momentarily for how Rainwater Tech can play a global role in increasing the water table for cities, government and industry. He is a phenomenal team builder with the experience Rainwater Tech needs to grow both domestically and internationally. Mike has experience running and improving cash flow generating businesses and we’re delighted he has chosen Rainwater Tech to be his next one.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

Rainwater Tech has assembled a group of world-renowned and complementary Board of Director nominees to support its success. Alexandra Steele is a nationally-renowned meteorologist who has been at the forefront of communicating and forecasting weather patterns across many types of media channels. Charlie Candy is the Chief Revenue Officer of Planet PBC and has helped grow the business to over 850 customers worldwide. Lyman Dickerson is a water entrepreneur who sold his business ultimately to GE Water, before continuing as a senior executive there. He has over 35 years of operating experience in the water industry. Eric Smith is the former CEO of SwissRe Americas as well as a former senior executive at USAA. Insurance and reinsurance firms are potential large customers of Rainwater Tech because they could use rainwater to limit drought and wildfire claims.

As many of you will recall, our last two business combinations were of the world’s first quantum computing company, IonQ, and the world’s leading earth observation company – Planet. dMY’s sponsorship of each firm onto the NYSE has demonstrably accelerated their respective growth trajectories.

As with our prior successful business combinations, Rainwater Tech is well-aligned with the types of companies dMY likes to back: Targeting high return on invested capital, large addressable markets, high barriers to entry, and a team with extensive leadership experience. Fundamentally, we believe Rainwater Tech will have a cost effective technology, with many expected opportunities to become a long term profitable company. Its business model aims to be an efficient, one-to-many hardware and services model that will target rapid scaling and high margins long term. We anticipate Rainwater Tech will derive significant revenue from both government and private industry.

As a physicist myself, I am certainly impressed with not only Rainwater Tech’s technological foundation, but also its roadmap and multiple vectors for development, innovation and improvement. The company has licensed relevant underlying IP as well as secured the services of leading engineers in the water technology and rainfall enhancement space. Over the last few years, scientific understanding of cloud condensation nuclei and the water cycle have advanced to the stage of global agreement on the underlying mechanisms. This firm foundation will allow Rainwater Tech’s team to expeditiously advance commercialization alliances between private industry and government.

Rainwater Tech will trade under the ticker RANY: R-A-N-Y. We anticipate our ticker changing from DMYS to RANY: R-A-N-Y once the business combination is completed.

Without further ado it is my great pleasure to hand you over to Mike Nefkens, CEO of Rainwater Tech.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

Mike Nefkens, Chief Executive Officer, Rainwater Tech

Thank you Niccolo and hello everyone – we appreciate you joining today. The team and I are excited to be partnering with dMY in a market that not only has tremendous growth and profit potential, but one that can truly make our world a better place. Fresh water is our planet’s most valuable resource. Pre-existing technology and third party trials have demonstrated the ability to enhance rainfall in areas that need it most, and Rainwater Tech is excited to further develop, innovate and scale this type of technology.

As Niccolo shared, our world’s water crisis is worsening: from drought in the Western US to the lowest river levels in Europe in over 500 years. In the press, FORTUNE predicts that: “Water promises to be the 21st century what oil was to the 20th century: the precious commodity that determines the wealth of nations”. The World needs a viable fresh water enhancement solution now.

With that, I would like to share how the Rainwater Technology concept came to life. Like many of you, I am deeply concerned about the water scarcity situation in the US and the world, and I wanted to find a way to make an impact. In my free time, I am a commercial licensed pilot and I fly often across the country and have experienced first-hand from the air drought issues and growing erratic weather patterns. I became inspired and began to look at various ways using science and technology to stimulate rainfall. My specific objective was to find a tech with a low-cost base and scalability. I first studied and came across aviation-based cloud seeding and had a hard look into that business model – especially with my love for aviation. But, I quickly realized that it would not scale, and that there are some environmental downsides to aviation based cloud seeding, since it uses silver iodide, a chemical, to stimulate rain in the clouds. From there, I investigated the feasibility and timing of desalination, but found it to be too capital and energy intensive and not able to quickly scale. I then came across a very interesting technology that did not use harmful chemicals like silver iodine required for cloud seeding. This technology, called ground-based ionization for rain augmentation, was being used in third-party trials in the Middle East. I dug deeper into these trials and the results were exciting. When applied properly, these third-party trials showed results of enhancing rain over an annual basis of 9 to 18%, and the cost was a fraction of other technologies. So, at Rainwater Tech, we created a team to evaluate the science and determine the tech’s ability to deliver results and scale. Simultaneously, we did an outreach with potential customers. The due diligence indicates that the technology would be viable and that there is a strong customer base ready to participate. The time for Rainwater Tech’s Rainfall Enhancement Technology service is now. So, we built our company in order to develop, innovate and commercialize this technology and engaged dMY for capital support.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

With that said, let me further introduce myself and the team. We have assembled an exceptional team of scientists, engineers, business development pros, and an expert management team to drive our company and vision.

I’ll begin with myself as CEO and Co-founder of Rainwater Tech. I spent almost 20 years in technology services – running Hewlett Packard’s global services business, which from 2013-2017 drove $20 billion in annual revenue and had over 100,000 employees. My team and I transformed that business driving growth leading to a sale of that business for $13 billion dollars in 2017. From 2018-2020, I led as CEO the spin-off of one of the Honeywell businesses into a publicly traded company. Early in my career, I spent almost 10 years abroad in the energy sector. My area of expertise is recurring revenue services business and I have been personally involved in the closing of over $30 billion dollars in commercial contracts over my career. One of the things I am most proud of, is my track record of building exceptional teams that are able to tackle tough challenges. Lastly, and as mentioned previously, I am also a pilot and meteorology buff with a deep passion for climate technology and finding solutions to the world’s water needs.

On the product and engineering side, we have Keri Waters as our Chief Product Officer. Keri has spent her entire career on water technologies and was the founder of Buoy Labs which focused on water leak detection systems. Keri is an MIT Mechanical engineer with an MBA from UC Berkley and one of the best minds in the industry. She is focused on our product development and roadmaps, and ensuring our products and services are extraordinary. I’m so excited to have Keri as my partner and co-founder.

On the technical side – Scott Morris is our Senior Technical Advisor and Rainfall Enhancement Expert. Scott is Australian, and prior to joining Rainwater Tech, Scott oversaw the same third-party 5-year trials of the ionization technology in Oman that I mentioned before. On the lab side, Dr. Ted Anderson is our plasma physicist and lead scientist. His area of expertise is plasma physics with a specific focus on plasma antenna technology.

We have several other key hires in process with focus on atmospheric science and meteorology expertise, as well as go-to-market leaders.

With an outstanding team in place, now let’s talk about the vision of Rainwater Tech which is to be the premier sales and marketing water channel company on the planet, and in doing so, improve the human condition by facilitating the return of rain and moisture where it is needed most. We aim to be a major impact player, increasing water table levels for all generations to come. Our vision is to be the first company of its kind in the water and climate adaptation space.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

Our starting vision is to develop and subsequently innovate technology that will focus on rainfall enhancement, and we intend to leverage the strong channel relationships of our board to deliver services to both private industry and governments. Our aim over time is to offer multiple water technology solutions to the same customer base. A very similar approach used by Planet and IonQ, both dMY companies.

Our initial product solution launch is a ground-based rainfall enhancement technology that has shown through third-party trials to enhance rainfall between 9 and 18%. The ground-based rainfall enhancement technology works in the following way. The technology releases electrically charged negative ions into naturally occurring wind updrafts. The ions then attach to air particles and expand into charged ion plumes as they reach the cloud layers. The plumes attach to cloud nuclei and pass along their charge stimulating growth into rain drops. The initial product solution will be powered by solar powered arrays. Utilizing the solution when the weather conditions are optimal is key. The accuracy and data of weather monitoring systems has improved dramatically over the past years and we will incorporate into our solution weather data and A.I. to achieve maximum benefit. Based on third-party trials, a single ionization array, which has a 10-15 year lifespan with minimal ongoing costs, has the capability to enhance rainfall within a 70 mile radius enabling benefit for multiple customers. To help you visualize what this ground based ionization solution looks like – think of it as a large antenna system that measures approximately 40 feet wide and 20 feet tall.

Now, let’s now shift to the market. There are huge market tailwinds driving a negative shift to water supply. Additional rainfall offers substantial economic opportunity. We have estimated a total addressable market of about $45 billion in 2022 with significant headroom for growth. Additionally, we estimate the 2032 TAM to expand to approximately $90 billion dollars. Looking at economics, we believe that ground-based ionization rainfall augmentation will be the least expensive solution for potable water. Desalination costs approximately $1.95 per cubic meter of water, while we estimate that ground-based ionization costs approximately 10% of that and has the benefit of not using chemicals in the rainfall enhancement process. This shows a huge opportunity for Rainwater Tech to be a major player in the market.

I would also like to talk about our target customer segments.

With strong secular tailwinds, public and private sectors both recognize the criticality of enhanced rainfall and improvement to community water tables. Rainwater Tech expects to drive powerful benefits for vast customer segments. We’ll target four main segments:

The first is Industries – specifically, agriculture, oil & gas, mining, insurance and large land owners. The second sector is Supranational Organizations – government organizations, decarbonization and other water initiatives, and ecosystem restoration foundations. The third are Localities – these are ecosystem players with the goal of enhancing water reserves and greener environment, and commercial use cases such as tourism, ski resorts, and golf courses. The last segment is Countries – specifically, developed nations exposed to high water stress and developing nations that can make use of World Eco funds.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

Going a little deeper into targets, a good example of where this ground-based ionization technology service will be highly applicable is in the insurance space. Wild fires cause tremendous economic, environmental and human suffering, and many insurance companies raised premiums to cover families in high risk areas like the western United States. In some cases, insurance companies are even lowering the level of coverage they provide. This technology service could provide additional moisture into those high-risk geographies, which would provide tremendous benefit to the people in those areas and to the insurance companies that have high cost claims. This solution would improve human and property safety by reducing loss of property and land, defend vulnerable environment, and drive significant economic benefit. The business model in this example would be a one-to-many – meaning a few arrays generating recurring revenue from multiple customers – in this insurance example, we would contract with multiple insurance companies to help them minimize risk – for example, by reducing the risk of wildfires via enhanced rainfall – and set up the technology in the target geography. We would have one or more arrays installed and generate revenue from multiple companies as a recurring revenue over the life of the service. Our typical contract term would be between 3 and 5 years.

Another go-to market target example are the Chief Sustainability Officers of large corporations – companies that have ambitious ESG programs and goals and want to show they are doing all they can to drive a water positive message for their shareholders and clients. For example, Amazon just launched its aspiration to be water positive by 2030. Also, many large corporations use high volumes of water for cooling of their Data Centers, and many target to offset that water by investing in water positive initiatives, such as rainfall enhancement technology.

Moving to our strategy and financial model. Our strategic priority is to develop and innovate on the technology service, as well as generate bookings to drive revenue and profitability. Focus will be on signing up marquee customers and building the premier channel in the water space. Our business model will focus on organic growth via the rainfall ionization platform with our overall proposition to drive significant benefit for our clients, solid return for our investors, and overall public benefit for communities. We believe our plan does this.

The financial model is solid: We expect this to be a high ROIC business with very strong sector tailwinds. We are targeting gross margins to be greater than 70% and bookings that will provide predictable recurring revenues. We aspire to drive considerable revenue growth with profitability and positive cash flow. As a result, we do not expect to be reliant on subsequent public equity after the initial launch.

Rainwater Tech and dMY VI Business Combination Conference Call Script December 22, 2022

The Rainwater Tech’s team is excited to partner with dMY and leverage their expertise in the area of frontier technologies. But mostly, we are excited to develop and launch Rainwater Tech’s augmentation technology to market and make a positive impact on our investors and our planet.